NEWS RELEASE
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Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
GEOKINETICS REPORTS FOURTH QUARTER
AND YEAR-END 2009 FINANCIAL RESULTS

HOUSTON, TEXAS – March 15, 2010 – Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the three months and twelve months ended December 31, 2009.

Highlights for the three months ended December 31, 2009:
•	Fourth quarter revenues increased 3.9% from the same period in 2008 to $122.4 million.
•
Excluding $1.3 million of one-time, non-recurring costs associated with the acquisition of the onshore seismic acquisition and multi-client data library business of Petroleum Geo-Services ASA (“PGS Onshore”), EBITDA (a non-GAAP financial measurement, defined below) increased by 6.1% from the same period in 2008 to $16.7 million.

•
Reported a loss applicable to common stockholders of ($22.8) million, or ($1.98) per share.  Excluding costs associated with the PGS Onshore acquisition of $13.3 million ($6.9 million non-cash), or $1.15 per share after tax, adjusted loss was ($0.83) per share.

Highlights for the twelve months ended December 31, 2009:
•	The Company reported a 7.7% increase in total annual revenues to $511.0 million as compared to 2008.
•	Excluding $1.3 million of costs associated with the PGS Onshore acquisition, EBITDA increased 35.8% from 2008 to $88.3 million.
•
Reported a loss applicable to common stockholders of ($22.4) million, or ($2.06) per share.  Excluding costs associated with the PGS Onshore acquisition of $13.3 million ($6.9 million non-cash), or $1.22 per share after tax, Geokinetics incurred a loss of ($0.84) per share.

•
Backlog was approximately $190.2 million as of December 31, 2009, of which $160.2 million is international projects and $30.0 million is North American projects.  This compares to $259.0 million at the end of the third quarter and $548.0 million as of December 31, 2008.  On a pro-forma basis for PGS Onshore, total backlog was $378.2 million, of which $289.2 million is international projects and $89.0 million is North American projects.

Richard F. Miles, President and Chief Executive Officer, stated, “We experienced significant revenue growth in our international data acquisition business during 2009.  These positive results were partially offset by a significant decline in activity levels in North America, both in data acquisition and processing, where demand weakened during the second half of the year.

“Our fourth quarter results were adversely affected by startup delays in our international markets, along with continued deterioration in the North American seismic market that included continued pricing pressure.  Several international projects, which were expected to be awarded and started during the second half of 2009, continue to be postponed by our customers due to 2010 budget uncertainties and volatility in commodity prices.

“As a result, our backlog declined to $190.2 million as of December 31, 2009, which impacted and will continue to affect our operations in the near term.  Despite the disappointing second half, our 2009 EBITDA reached a record high.  Our recent acquisition of PGS Onshore positions Geokinetics as the clear leader in the onshore seismic data acquisition business, creating the second largest provider of onshore seismic data acquisition services in the world in terms of crew count and the largest based in the Western Hemisphere.  This transformative transaction expands our services and customer base, accelerates our entrance into the North America multi-client business, gives us a more flexible capital structure with significant liquidity and enhances our overall position within the seismic contractor industry.

“We continue to see numerous opportunities for our services, both in international markets and in North America, with many of these in areas where Geokinetics is particularly strong such as the shallow water Ocean Bottom Cable (OBC) market. There is also large demand for multi-client work in several of the shale plays in the U.S.  Many of these are large projects that could provide us with substantial backlog and long-term visibility.

“Since the beginning of 2010 bid activity has been increasing, and we remain optimistic that as customer confidence returns, we will see significant awards in the coming months, most likely in the second half of the year.  However, in the current uncertain environment our customers are taking longer than in previous cycles to award projects.  We do have a significant number of bids still outstanding, especially in the high-value OBC market.  Based on the recent increase in bids submitted and the delayed timing of several international projects, we expect our 2010 financial results to be stronger in the second half of the year than in the first.”

Fourth Quarter 2009 Results
Total revenues in the fourth quarter of 2009 rose 3.9% to $122.4 million from $117.8 million in the fourth quarter of 2008.  The increase in revenues was primarily attributable to increased international revenues resulting from a higher contribution from shallow water OBC and transition zone projects.  While the wide fluctuations in global oil and natural gas prices have tempered exploration spending during the past year, the international job mix has been shifting to shallow water marine and transition zone acquisition, which are areas of strength for the Company.

North American acquisition operations were underpinned by the Company’s multi-client project in Pennsylvania targeting the Marcellus shale, and fourth quarter 2009 revenue included $6.7 million from this project.  This revenue contribution is the result of the second delivery of data on this project, and the final delivery on this phase is expected in the first quarter of 2010.

Direct operating costs increased slightly by 0.3% to $92.2 million in the fourth quarter of 2009, primarily reflecting modestly higher seismic data acquisition operating expenses.  Total expenses rose 6.0% to $122.2 million from $115.3 million, reflecting a 46.0% increase in G&A expenses.  The G&A expenses totaled $14.7 million during the quarter, which included $1.3 million of one-time costs associated with the PGS Onshore acquisition and other expenses related to the implementation of new information systems.

EBITDA for the fourth quarter of 2009, including the $1.3 million of costs associated with the PGS Onshore acquisition, decreased 2.5% to $15.4 million from $15.8 million in the fourth quarter of 2008.  EBITDA as a percentage of revenues was 12.6% and 13.4% for the fourth quarters of 2009 and 2008, respectively.

The Company reported a loss applicable to common stockholders of ($22.8) million, or ($1.98) per share, in the fourth quarter of 2009 compared to a loss of ($6.3) million, or ($0.60) per share, for the same quarter in 2008.  Included in fourth quarter 2009 results are $13.3 million of one-time, non-recurring costs associated with the PGS Onshore acquisition.  Despite the reported loss, the Company incurred a tax expense of $5.0 million related to the Company’s international operations.

Selected Fourth Quarter Segment Data
(All data in millions, except gross margin percentages)

Three Months Ended December 31, 2009:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$17.7	$101.8	$2.9	$122.4
Direct Operating Costs	13.0	77.0	2.2	$92.2
Gross Margin %	27%	24%	24%	25%

Three Months Ended December 31, 2008:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$36.0	$79.0	$2.8	$117.8
Direct Operating Costs	$29.2	$60.6	$2.1	$91.9
Gross Margin %	19%	23%	25%	22%

2009 Annual Results
Annual revenues for the year 2009 increased 7.7% to $511.0 million from $474.6 million in 2008.  This increase is primarily attributable to a 46% growth in revenues in the international seismic data acquisition segment, offsetting significant declines in activity levels in North America both in data acquisition and processing.  Overall seismic data acquisition revenue rose 8.1% to a total of $500.3 million as compared to $462.6 million for 2008, primarily attributable to investment in additional international crew capacity and continued strong demand for the Company’s services in niche markets such as OBC and transition zone.  Seismic data processing revenue fell 11% to $10.7 million from 2008 due to decreased demand and increased price competition.

Direct operating costs were approximately the same as a year ago at $370.2 million.  Total expenses rose 4.9% to $480.9 million, primarily because of higher generation and administrative (“G&A”) expenses that rose 36.7% to $53.8 million.  The higher G&A expenses included one-time costs associated with the PGS Onshore acquisition and other expenses related to the implementation of new information systems necessary for managing the Company’s growing business.  In addition, the 2009 expenses included severance costs of $1.6 million.

EBITDA (as defined below) for the year 2009, including the $1.3 million of costs associated with the PGS Onshore acquisition, increased 33.8% to $87.0 million from $65.0 million in 2008.  EBITDA as a percentage of revenues was 17.0% and 13.6% for the years 2009 and 2008, respectively.

The Company reported a loss applicable to common stockholders of ($22.4) million, or ($2.06) per share, in the year 2009 compared to a loss of ($5.3) million, or ($0.51) per share, in 2008.  Included in 2009 results are $13.3 million of one-time, non-recurring costs associated with the PGS Onshore acquisition.  Despite the reported loss, the Company incurred a tax expense of $23.3 million, or a 127.5% effective tax rate, related to its foreign operations.

 Selected 2009 Segment Data
(All data in millions, except gross margin percentages)

Twelve Months Ended December 31, 2009:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$83.1	$417.2	$10.7	$511.0
Direct Operating Costs	$66.0	$295.6	$8.6	$370.2
Gross Margin %	21%	29%	20%	28%

Twelve Months Ended December 31, 2008:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$177.5	$285.1	$12.0	$474.6
Direct Operating Costs	$138.2	$223.1	$8.9	$370.2
Gross Margin %	22%	22%	26%	22%

Financings and Amended Credit Facility
As part of the PGS Onshore acquisition financing, the Company entered into a new $50.0 million senior secured revolving credit facility which matures on February 12, 2013.  Furthermore, the Company raised $300 million in Senior Secured Notes to fund the PGS Onshore acquisition and to repay outstanding borrowings under its existing senior credit facility, other existing borrowings, capital leases and other obligations, which totaled approximately $67 million as of December 31, 2009.

Restricted Cash
As part of the Senior Secured Notes offering, the Company was required to deposit $303.8 million into escrow, which was included in restricted cash on the Company’s consolidated financial statements as of December 31, 2009.  These amounts were released from escrow when the PGS Onshore acquisition was completed in mid February, and the Company used a portion of the amounts released from escrow to pay the cash portion of the purchase price of the PGS Onshore acquisition.

Capital Expenditures
Capital expenditures for 2010 are currently estimated at approximately $65.3 million, an increase from $38.8 million of capital expenditures in 2009.  Investments will primarily be targeted toward expansion of the Company’s shallow water capabilities, expansion of international operations upon the receipt of contract awards and maintenance capital.  In addition, 2010 multi-client data library investments are anticipated to be approximately $47.0 million and will be primarily focused on the expansion of the Company’s existing multi-client data library interests in the Marcellus Shale in Pennsylvania. These amounts do not include any capital expenditures or multi-client investments related to PGS Onshore’s business, which will be approved at a later date.

Changes in Common Stock
The Company is providing this update to assist shareholders in understanding recent changes to the Company’s common stock outstanding as well as changes resulting from the closing of the PGS acquisition.  The following is a summary of significant transactions that involved the issuance of the Company’s common stock.  All amounts are approximate.

Common stock issued prior to recent significant transactions                                                                                                                                          10.8 million
Common stock issued through public offering on December 18, 2009                                                                                                                        4.0 million
Common stock issued in connection with restructuring of preferred stock on December 18, 2009                    0.8 million
Common stock issued through exercise of over-allotment option on January 14, 2010                         0.2 million
Common stock issued to PGS in connection with purchase of PGS Onshore on February 12, 2010                        2.1 million
Common stock issued subsequent to recent significant transactions                                                                                                                                17.9 million

PGS Onshore Acquisition
The following table provides information on the Company’s and PGS Onshore's historical operations and the Company’s operations on a pro forma basis assuming the consummation of the PGS Onshore acquisition as of December 31, 2009.

	Historical		Pro Forma
	Geokinetics	PGS Onshore	Geokinetics
Recording Channels (in thousands)	122,000	84,000	206,000
Crew capacity	25	13	38
Multi-client library (sq. miles)	392	5,500	5,892
Employees	4,400	3,719	8,119

Fourth Quarter Operations Review and First Quarter 2010 Operational Outlook
The Company is providing this update to assist shareholders in understanding the operations of the Company in the fourth quarter of 2009 and the operational expectations for the first quarter of 2010.  All commentary below excludes the activity of PGS Onshore as it was not owned by Geokinetics during the fourth quarter of 2009 and a large portion of the first quarter of 2010.

International

Latin America – Operated three to four crews during the fourth quarter, with an average of three and a half crews operating in Bolivia and Brazil.  The Company expects to operate one to three crews during the first quarter, with an average of two crews operating in Bolivia and Brazil.  The Company’s project in Peru that was expected to start late in the fourth quarter has experienced some delays and is now expected to start in the second quarter of 2010.

EAME – Operated two to three crews during the fourth quarter, with an average of two crews operating in Angola and Egypt.  The Company expects to operate one to two crews in the first quarter, with an average of two crews operating in Angola and Egypt.  In mid-January 2010, the Company’s OBC crew in Angola completed a large project that it had been operating since the fourth quarter of 2008 and is currently mobilizing for its next project that it expects to start late in the quarter and run for approximately two months.

Australasia / Far East – Operated one to two crews during the fourth quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.  The Company expects to operate two to three crews for the majority of the first quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.

North America
United States - Operated four crews during the fourth quarter.  The Company expects to operate four crews during the first quarter.  The Company completed the acquisition of the first phase of its multi-client data library program in Pennsylvania during the fourth quarter and has commenced the second phase in the first quarter.  The Company has also signed up two more extensions to this program which will require a second crew starting in the second quarter.  The data acquired on these data library projects are jointly owned by the Company and its customer and has been accounted for as an investment with all costs deferred and amortized against Geokinetics’ share of data license revenues.

Canada - Operated one crew in Canada for approximately half of the fourth quarter and started a second crew late in the quarter.  The Company expects to operate two crews for the entire first quarter during the winter season.

Backlog
Geokinetics’ backlog as of December 31, 2009 (excluding PGS Onshore) was approximately $190.2 million, down 65% from $548 million at December 31, 2008 and down 27% from $259.0 million at September 30, 2009.  Approximately $160.2 million, or 84% of current backlog, is related to international business (excluding Canada), with the remaining $30.0 million, or 16%, in North America ($21 million of which is attributable to the United States).  Of the Company’s international backlog, approximately $120 million, or 75%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $17 million of the international backlog, or 11%, is in shallow water transition zones and OBC environments.  On a pro-forma basis with PGS Onshore, total backlog was $378.2 million, of which $89.0 million is North American projects and $289.2 million is international projects.

Conference Call and Webcast Information
Geokinetics has scheduled a conference call for Tuesday, March 16, 2010, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (480) 629-9772 for international callers, and (877) 941-6010 for domestic callers a few minutes before the call begins and ask for the Geokinetics conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 30, 2010.  To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, in both cases using pass code 4244512#.

The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Seismic data acquisition	$119,487	$114,938	$500,283	$462,576
Data processing	2,871	2,820	10,683	12,022
Total revenue	122,358	117,758	510,966	474,598

Expenses:
Seismic data acquisition	90,018	89,878	361,525	361,377
Data processing	2,221	2,047	8,641	8,861
Depreciation and amortization	15,243	13,275	56,921	48,990
General and administrative	14,678	10,055	53,791	39,341
Total expenses	122,160	115,255	480,878	458,569
Loss on disposal of property and equipment	(1,615)	(366)	(3,759)	(1,255)
Gain on insurance claim	—	—	—	1,125
Income (loss) from operations	(1,417)	2,137	26,329	15,899
Other income (expenses):
Interest income	44	305	242	815
Interest expense	(1,689)	(1,982)	(6,213)	(6,991)
Bridge loan commitment fees	(2,910)	-	(2,910)	-
Foreign exchange gain (loss)	(619)	352	680	835
Other, net	(78)		113	(304)
Total other income (expenses), net	(5,252)	(1,325)	(8,088)	(5,645)
Income (loss) before income taxes	(6,669)	812	18,241	10,254
Provision for income taxes	4,972	5,122	23,252	9,268
Net income (loss)	(11,641)	(4,310)	(5,011)	986
Inducements paid to preferred stockholders:	9,059	-	9,059
Dividend and accretion costs	2,146	1,982	8,345	6,325
Loss applicable to common stockholders	$(22,846)	$(6,292)	$(22,415)	$(5,339)
For Basic and Diluted Shares:
Loss per common share	$(1.98)	$(0.60)	$(2.06)	$(0.51)
Weighted average common shares outstanding	11,547	10,470	10,875	10,390

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,176	$13,341
Restricted cash	121,837	9,921
Accounts receivable, net	143,944	91,753
Inventories	1,664	1,412
Deferred costs	14,364	25,372
Prepaid expenses and other current assets	8,824	9,002
Total current assets	300,809	150,801
Property and equipment, net	187,833	205,285
Restricted cash to be used for PGS Onshore acquisition	183,920	-
Goodwill	73,414	73,414
Multi-client data library, net	6,602	801
Deferred financing costs, net	10,819	1,038
Other assets, net	8,293	8,377
Total assets	$771,690	$439,716

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$68,256	$33,096
Accounts payable	55,390	49,056
Accrued liabilities	61,814	29,968
Deferred revenue	14,081	29,995
Income taxes payable	15,335	1,601
Total current liabilities	214,876	143,716
Long-term debt and capital lease obligations, net of current portion	296,601	57,850
Deferred income taxes	6,486	13,608
Mandatorily redeemable preferred stock	32,104	-
Total liabilities	550,067	215,174
Commitments and contingencies
Mezzanine equity:
Preferred stock, Series B Senior Convertible: $10.00 par value; 2,500,000 shares authorized, 290,197 shares issued and outstanding as of December 31, 2009 and 391,629 shares issued and outstanding as of December 31, 2008	71,245	94,862
Total mezzanine equity	71,245	94,862
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 15,578,528 shares issued and 15,296,839 shares outstanding as of December 31, 2009 and 10,580,601 shares issued and 10,470,233 shares outstanding as of December 31, 2008	156	106
Additional paid-in capital	223,927	188,940
Accumulated deficit	(73,725)	(59,386)
Accumulated other comprehensive Income	20	20
Total stockholders’ equity	150,378	129,680
Total liabilities, mezzanine and stockholders’ equity	$771,690	$439,716

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009		2008
OPERATING ACTIVITIES
Net Income (loss)	$ (11,642)	$ (4,310)	$ (5,011)		$ 986
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	15,246	13,275	56,921		48,990
Bad debt expense	225	875	1,110		3,541
Amortization of deferred financing costs	211	100	560		336
Stock-based compensation	563	489	2,174		1,934
Loss (Gain) on sale of fixed assets and insurance claims	1,667	366	3,759		130
Deferred income taxes	(7,122)	(2,918)	(7,122)		(2,918)
Changes in operating assets and liabilities:
Restricted cash, net of financing portion	60	(7,004)	7,967		(8,563)
Accounts receivable	(26,538)	(4,314)	(53,301)		(27,476)
Prepaid expenses, deferred financing costs and other assets	12,474	176	10,200		(23,988)
Accounts payable	19,213	(3,620)	6,334		29,677
Accrued liabilities, deferred revenue and other liabilities	(10,541)	14,808	29,668		14,948
Net cash provided by operating activities	(6,184)	7,923	53,259		37,597
INVESTING ACTIVITIES
Proceeds from disposal of property and equipment and insurance proceeds	435	1,566	1,320		3,047
Purchases of property and equipment	$ (9,299)	$ (1,977)	(35,816)		(40,289)
Investments in multi-client data library	(3,226)	-	(10,716)		-
Oil and gas interests obtained in conjunction with seismic surveys	-	-	-		(6,101)
Change in restricted cash held for purpose of PGS Onshore	(303,803)	-	(303,803)		-
Net cash used in investing activities	$ (315,893)	$ (411)	$ (349,015)		$ (43,343)
FINANCING ACTIVITIES
Proceeds from issuance of debt	88,419	53,086	207,259		224,162
Proceeds from issuance of Senior Secured Notes, net of discount	294,279	-	294,279	?	-
Cash inducement on preferred stock conversion	(2,121)	-	(2,121)	?	-
Proceeds from exercised stock options	-	-	-		593
Proceeds from common stock issuance, net	34,130	-	33,985		-
Proceeds from preferred stock issuance	-	(4)	-		29,137
Payments on capital lease obligations and vendor financing	4,362	(9,997)	(25,889)		(29,192)
Payments on debt	(96,026)	(51,345)	(204,737)		(220,423)
Payments of debt issuance costs	(10,185)	(315)	(10,185)		(315)
Net cash provided by financing activities	312,858	(8,575)	292,591		3,962
Effects of exchange rate changes on cash and cash equivalents	-	-	-		-
Net increase (decrease) in cash	$ (9,219)	$ (1,063)	(3,165)		(1,784)
Cash at beginning of year	19,395	14,404	13,341		15,125
Cash at end of year	$ 10,176	$ 13,341	$ 10,176		$ 13,341

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Year Ended December 31 (in thousands)
	2009	2008
Net Loss Applicable to Common Stockholders	$(22,415)	$(5,339)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	17,404	6,325
Net Income (Loss)	(5,011)	986
Income Tax Expense	23,252	9,268
Interest Expense, net (including Bridge Loan Commitment Fees)	8,881	6,176
Other Expense (Income) (as defined above)	2,966	(401)
Depreciation and Amortization	56,921	48,990
EBITDA	$87,009	$65,019

	For the Three Months Ended December 31 (in thousands)
	2009	2008
Net Loss Applicable to Common Stockholders	$(22,846)	$(6,292)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	11,205	1,982
Net Income (Loss)	(11,641)	(4,310)
Income Tax Expense	4,972	5,122
Interest Expense, net (including Bridge Loan Commitment Fees)	4,555	1,677
Other Expense (Income) (as defined above)	2,312	14
Depreciation and Amortization	15,243	13,275
EBITDA	$15,441	$15,778

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